EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Datalink Corporation:

We consent to the incorporation by reference in the Registration Statement (No. 333-93229) on Form S-8 and Registration Statement (No. 333-96901) on Form S-3 of Datalink Corporation of our reports dated February 6, 2004, with respect to the statements of operations, stockholders’ equity, and cash flows of Datalink Corporation for the year ended December 31, 2003, and the related financial statement schedule for the year ended December 31, 2003, which reports appear in the  December 31, 2005, annual report on Form 10-K of Datalink Corporation.

/s/ KPMG LLP

Minneapolis, Minnesota

March 31, 2006